UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _____)

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☐ Preliminary Proxy Statement
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AVAX TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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August 15, 2005

Dear Stockholder:

        You are invited to attend the annual meeting of stockholders of AVAX Technologies, Inc. The meeting will be held at 10:00 a.m., local time, on Tuesday, September 13, 2005, at the company’s executive offices, 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130. At the annual meeting you will be asked to re-elect the company’s board of directors.

        Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please mark, sign and date your proxy card today and return it in the envelope provided.

        Thank you for your support of AVAX and your involvement in this important process.

Sincerely,

Richard P. Rainey
President and Secretary

AVAX TECHNOLOGIES, INC.
2000 Hamilton Street
Suite 204
Philadelphia, Pennsylvania 19130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, September 13, 2005

TO THE STOCKHOLDERS OF AVAX TECHNOLOGIES, INC.

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of AVAX Technologies, Inc., a Delaware corporation, will be held on Tuesday, September 13, 2005, at 10:00 a.m. at the company’s executive offices, 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130, for the following purposes:

1.	To elect four directors, each for a term of one year and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record of the company’s common stock and the Series C convertible preferred stock at the close of business on July 18, 2005, are entitled to notice of, and to vote at, the meeting and any adjournment or postponements thereof. A complete list of those stockholders will be open to examination by any stockholder of record for any purpose germane to the meeting during ordinary business hours at the company’s executive offices for a period of 10 days prior to the meeting.

The board of directors encourages you to mark, sign and date your proxy card and return it today in the enclosed postage prepaid envelope, whether or not you intend to be present at the annual meeting.

By Order of the Board of Directors

Richard P. Rainey
President and Secretary

Philadelphia, Pennsylvania
August 15, 2005

YOUR VOTE IS IMPORTANT.

Regardless of the number of shares you own, your vote is important.

If you do not attend the annual meeting to vote in person, your vote will not be counted unless a signed proxy representing your shares is presented at the meeting.

To ensure that your shares will be voted at the meeting, you should complete, date and sign the enclosed proxy card and return it promptly in the envelope provided whether or not you plan to attend the meeting.

AVAX TECHNOLOGIES, INC.
2000 Hamilton Street, Suite 204
Philadelphia, Pennsylvania 19130

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

Tuesday, September 13, 2005

SOLICITATION AND REVOCABILITY OF PROXIES

        This proxy statement and the enclosed form of proxy are furnished to the stockholders of AVAX Technologies, Inc., a Delaware corporation, in connection with solicitation of proxies by the company for use at the company’s annual meeting of stockholders and any adjournment or postponements thereof. The company’s annual meeting will be held at the company’s principal executive offices, 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130, at 10:00 a.m., local time, on Tuesday, September 13, 2005. The mailing of this proxy statement, the proxy card, the notice of annual meeting and the accompanying 2005 annual report to stockholders is expected to begin on August 15, 2005. All costs of solicitation will be borne by the company.

        You are requested to vote your shares by completing, signing and dating the proxy card and returning it promptly in the envelope provided. Your proxy may be revoked by written notice of revocation delivered to the secretary of the company, by executing and delivering a later dated proxy or by voting in person at the annual meeting. Attendance at the annual meeting will not constitute a revocation of your proxy unless you vote in person at the annual meeting or deliver an executed and later dated proxy. Proxies duly executed and received in time for the annual meeting will be voted in accordance with the stockholders’ instructions. If no instructions are given, proxies will be voted as follows:

1.	to elect Edson D. de Castro, Andrew W. Dahl, Sc.D., John K.A. Prendergast, Ph.D. and Carl Spana, Ph.D. as directors, each for a term of one year and until their successors are elected and qualified; and

2.	in the discretion of the proxy holder as to any other matter coming before the annual meeting.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

        Only holders of shares of the company’s common stock, par value $.004 per share, and the company’s Series C convertible preferred stock, $.01 per share, of record as of July 18, 2005 will be entitled to vote at the annual meeting and any adjournments or postponements thereof. As of July 18, 2005, 61,415,018 shares of common stock and 36,750 shares of Series C preferred stock were issued and outstanding. Each share of common stock outstanding as of the record date will be entitled to one vote and each share of Series C preferred stock will be entitled to 30.7692 votes. The holders of the common stock and the Series C preferred stock will vote together as one class on all matters to be considered at the annual meeting. As of the record date, the 36,750 shares of Series C Preferred Stock are entitled to 1,130,755 votes in the aggregate on all matters to be voted on at the meeting.

        The presence, in person or by proxy, of the holders of a majority of the votes of the shares of stock of the company issued and outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. The affirmative vote of a plurality of the shares of common stock (including the shares of common stock into which the Series C preferred stock is convertible) present or represented at the annual meeting is required to elect the directors. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the annual meeting.

ELECTION OF DIRECTORS

        At the annual meeting, the stockholders will elect four directors to hold office for one year terms until the company’s 2006 annual meeting of stockholders and until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the annual meeting to serve as directors and that the persons named in the proxy will vote for their election. All nominees listed below are currently members of the board of directors. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the board of directors. The board of directors has no reason to believe that any nominee will be unavailable to serve.

        The nominees for director of the company, as well as certain information about them, are as follows:

Name	Age	Position

John K.A. Prendergast, Ph.D.	50	Chairman of the Board and Director

Edson D. de Castro	66	Director

Andrew W. Dahl, Sc.D.	61	Director

Carl Spana, Ph.D.	41	Director

        John K.A. Prendergast, Ph.D., has been a director of the company since July 1996. Dr. Prendergast has served as President and principal of Summercloud Bay, Inc., a biotechnology-consulting firm, since 1993. He is a co-founder or a member of the Board of Avigen, Inc. and Palatin Technologies, Inc. From October 1991 through December 1996, Dr. Prendergast was a Managing Director of The Castle Group Ltd. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in Administration and Management from Harvard University. In November 2003, Dr. Prendergast was named chairman of the board of the company.

        Edson D. de Castro has been a member of the board of directors of the company since October 1993. Since 1990, Mr. de Castro has been consulting for companies and participating as a member of certain boards of directors. Mr. de Castro was one of five co-founders of Data General Corporation in 1968 for which, from 1968 to 1989, he served as its President and Chief Executive Officer, and from 1989 to 1990, he served as its Chairman of the Board of Directors. From 1995 to 1997, Mr. de Castro was the Chief Executive Officer and Chairman of the Board of Directors of Xenometrix, Inc. Mr. de Castro was a founder and Executive Committee Member of the Massachusetts High Tech Council. Mr. de Castro is a Trustee of Boston University. Mr. de Castro received his B.S. in Electrical Engineering from the University of Lowell in 1960.

        Andrew W. Dahl, Sc.D., has been a director of the company since September 1999. Since March 2005, Dr. Dahl has served as the Vice President of Consumer Driven Health and Human Resources of Alegent Health, a nonprofit, multi-hospital and health system headquartered in Omaha, Nebraska. He served as President and CEO of Evolution Benefits, a Division of Evolution Health, LLC., from July 2000 through February 2005. From July 1994 through December 1999, Dr. Dahl served as the President and Chief Executive Officer of HealthNet, Inc. From July 1990 through March 1994, Dr. Dahl served as President and Chief Executive Officer of IVF America, Inc. (now known as IntegraMed America), where he was instrumental in taking the corporation public. Dr. Dahl also served as Executive Vice President and Chief Operating Officer of St. John Health and Hospital Corporation in Detroit, a university-affiliated medical center, and was Vice President for Development of the Hospital Corporation of America, Management Company. Dr. Dahl received his Sc.D. from The Johns Hopkins University and a M.P.A. from Cornell University. Dr. Dahl is also a fellow in the American College of Health Care Executives.

        Carl Spana, Ph.D., has been a director of the company since September 1995 and was the company’s interim president from August 1995 to June 15, 1996. Dr. Spana is a co-founder of Palatin Technologies, Inc. and has been its president and chief executive officer since June 2000. He has been a director of Palatin since June 1996 and has been a director of RhoMed Incorporated since July 1995. Dr. Spana has served Palatin in other executive capacities prior to June 2000. Dr. Spana was vice president of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. Through his work at Paramount Capital Investments and Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb, a publicly traded pharmaceutical company, where he was involved in scientific research in the field of immunology. Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

The board of directors recommends that stockholders vote FOR the election of the nominees for director named above.

OTHER BOARD INFORMATION

Board and Committee Meetings

        During 2004, the board of directors met two times. The board of directors has established an audit committee and a compensation committee. The independent members of the board of directors oversee the enforcement of the company’s procedures regarding nominations and corporate governance. In 2004, each director attended all of the meetings of the board of directors and the board committees on which he served.

        The following table provides membership and meeting information for each of the board committees:

	Audit Committee	Compensation Committee

John K.A. Prendergast, Ph.D.

Edson D. de Castro	X(1),(2)	X

Andrew W. Dahl, Sc.D.	X	X

Carl Spana, Ph.D.	X(2)	X(1)

# of Meetings in 2004	3	0

(1) Committee chairman
(2) Audit committee financial expert

Compensation of Directors

        Effective November 2, 2001, the company elected to pay its non-employee directors a fee of $4,000 per meeting for board meetings attended in person, $1,000 per meeting for committee meetings attended in person and $500 per meeting for telephonic board and committee meetings.

        In accordance with the terms of the company’s 2000 Directors’ Stock Option Plan, on January 2, 2004, each of the company’s four directors was automatically granted an option to purchase 40,000 shares of common stock, at an option exercise price of $0.17 per share. The options vest quarterly over a four-year period of continuing service as a director.

        See “Executive Compensation” below for a description of certain compensation paid to Dr. Prendergast in 2003 and 2004 for additional services provided by Dr. Prendergast at the request of the company’s board of directors and stock options awarded to Dr. Prendergast and Dr. Spana.

Audit Committee

        The audit committee of the board of directors is responsible for overseeing the company’s financial reporting practices and internal controls. The audit committee acts under a written charter that was adopted by the board of directors on May 22, 2000. A copy of the audit committee’s charter is attached as Exhibit A to this proxy statement. The board of directors has determined that each of the members of the audit committee is independent within the meaning of Nasdaq Rules 4200(a)(15) and 4350(d), which are the independence tests utilized by the board even though the company’s common stock is no longer listed on Nasdaq. The company’s board has also determined that Mr. de Castro and Dr. Spana qualify as “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. The audit committee was established in accordance with all applicable rules of the SEC.

Audit and Other Service Fees

        On March 14, 2005, the company’s audit committee engaged Briggs, Bunting & Dougherty, LLP of Philadelphia, Pennsylvania to act as the company’s independent registered public accounting firm to audit the company’s financial statements for the fiscal year ended December 31, 2004. The audit committee expects to reappoint Briggs, Bunting & Dougherty, LLP as independent registered public accounting firm for the company for 2005. A representative of Briggs, Bunting & Dougherty, LLP will be present at the annual meeting with the opportunity to make a statement if he or she desires and will be available to respond to questions.

        On September 23, 2004, the company received a letter from Ernst & Young LLP dated September 22, 2004, informing the company that Ernst & Young would resign as the company’s independent registered public accounting firm effective upon the completion of the quarterly review of the company’s quarter ending September 30, 2004. The reports of Ernst & Young on the company’s financial statements for the two fiscal years ended December 31, 2003, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that such reports were modified as to an uncertainty regarding the company’s ability to continue as a going concern.

        In connection with its audits for the fiscal years ended December 31, 2003 and 2002, and through the completion of Ernst & Young’s quarterly review of the company’s quarter ending September 30, 2004, there were no disagreements, whether or not resolved, with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference thereto in their reports on the financial statements for such years.

        The following table sets forth the aggregate fees billed to the company for fiscal years ended December 31, 2003, and 2004 by the company’s former principal accounting firm, Ernst & Young LLP:

	2003	2004

Audit fees (1)	$56,670	$111,550
Audit-related fees	0	0

Tax fees	0	0
All other fees	0	0

Total	$56,670	$111,550
_________________
(1)	Consists of services rendered for the audit of the company's annual financial statements, review of financial statements included in quarterly reports on Form 10-QSB, and, for 2004, services rendered in connection with the company's registration statements.

        In April 2004, the audit committee adopted a pre-approval policy under which audit and non-audit services to be rendered by the company’s independent public accountants are pre-approved by the audit committee. Pursuant to the pre-approval policy, the audit committee pre-approves audit and non-audit services to be provided by the independent auditors, at specified dollar levels, which dollar levels are reviewed by the committee periodically, and no less often than annually. Additionally, the audit committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution. The services performed by the company’s independent auditor in 2004 were all audit-related and pre-approved by the audit committee. The pre-approval policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the company’s independent auditors in any circumstance.

Audit Committee Report

        In connection with the consolidated financial statements for the fiscal year ended December 31, 2004, the audit committee has:

•	reviewed and discussed the audited financial statements with management and with representatives of Briggs, Bunting & Dougherty, LLP, independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement On Auditing Standards No. 61 (Communications with Audit Committees); and

•	received from the independent registered public accounting firm the written disclosures and letter regarding Briggs, Bunting & Dougherty, LLP’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of Briggs, Bunting &Dougherty, LLP with representatives of the independent registered public accounting firm.

        Based on these actions, the audit committee recommended to the board of directors that the company’s audited financial statements be included in its annual report on Form 10-KSB for the year ended December 31, 2004, for filing with the SEC.

Edson D. de Castro, Chairman
Andrew W. Dahl, Sc.D.
Carl Spana, Ph.D.
Audit Committee of the Board of Directors

Compensation Committee

        The compensation committee is responsible for overseeing and evaluating the compensation of the executive officers, including the chief executive officer, of the company and its subsidiaries, and their performance relative to compensation, in order to assure that they are compensated in a manner consistent with the stated compensation strategy of the company, internal equity considerations, competitive practices and the requirements of applicable regulatory bodies. In addition, the committee evaluates and makes recommendations regarding the compensation of non-employee directors, including their compensation for service on board committees and the terms and awards of any stock compensation.

        The compensation committee periodically evaluates the company’s annual incentive plans, equity-related plans and certain employee benefit programs. The compensation committee acts as the stock option committee under the company’s stock option plans. As the stock option committee, the compensation committee determines (i) the times when options will be granted, (ii) the number of shares of common stock of the company subject to each option granted to the non-employee directors, officers and other employees of the company, and (iii) the option exercise price for each option granted under the plans. The compensation committee exercises all other rights granted to the stock option committee or the board of directors under the company’s stock option plans.

Nominating Procedures

        On June 14, 2005, the company adopted procedures regarding nominations and corporate governance. A copy of the company’s nominating procedures is attached as Exhibit B to this proxy statement. Directors of the company meeting the independence standards set forth in Nasdaq Rule 4200(a)(15) are charged with enforcement of the policy.

        The independent directors evaluate and select nominees to the board based on their ability to fulfill the duties of care and loyalty to the company’s stockholders. To be considered for nomination to the board of directors, an individual should:

•	be of the highest character and integrity and have an inquiring mind, the willingness to ask hard questions and the ability to work with others;

•	be free of any conflict of interest that would violate applicable laws or regulations or otherwise interfere with the individual’s ability to perform properly his or her duties as a director;

•	be willing to devote sufficient time to the company’s affairs and diligently fulfill his responsibilities as a director;

•	have substantial experience in the one or more areas of business, education or government service that will provide value to the overall board of directors; and

•	have the capacity and desire to represent the best interests of the stockholders as a whole.

        The four nominees for election at the 2005 annual meeting of stockholders were nominated pursuant to these nominating procedures. All nominees are already serving as directors of the company.

        The board of directors will consider nominees recommended by stockholders for the 2006 annual meeting of stockholders, provided that the name of each nominee is submitted in writing, no later than January 1, 2006, to the corporate secretary or the nominating committee, AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130. Each submission must include a statement of the qualifications of the nominee, the consent of the nominee evidencing a willingness to serve as a director if elected, and a commitment by the nominee to meet personally with the board of directors.

        Other than the submission requirements set forth above, there are no differences in the way the non-employee directors evaluate their own nominees for director and the way they evaluate a nominee recommended by a stockholder.

NAMED OFFICERS

        The named officers of the company, as well as certain information about them, are as follows:

Name	Age	Position

John K.A. Prendergast, Ph.D.*	50	Chairman of the Board and Director

Richard P. Rainey	38	President and Corporate Secretary

David Berd, M.D.	59	Chief Medical Officer

Andrés Crespo	48	General Manager, Genopoeitic Subsidiary

Henry E. Schea III	51	Director of Quality Systems
_________________
*	Information is provided under the heading “Election of Directors” above for John K.A. Prendergast, Ph.D.

        Richard P. Rainey, C.P.A., has been the president and secretary of the company since December 2002, vice president for finance and administration since March 28, 2001, and previously served as controller of the company since September 1998. Prior to joining the company, Mr. Rainey was a partner with Rainey & Rainey, a certified public accounting firm that he founded in 1993. During that period, Rainey & Rainey provided accounting and consulting services to corporations with an emphasis in health care. From 1988 to 1993, Mr. Rainey was an associate with Ernst & Young, LLP specializing in auditing and consulting. Mr. Rainey received his B.S. in Accounting from Pennsylvania State University in 1988.

        David Berd, M.D., joined the company as chief medical officer in November 2004. He has been Professor of Medicine at Thomas Jefferson University since 1984. Dr. Berd is the inventor of the AC-Vaccine technology, and conducted all the clinical trials of the vaccine completed to date. He is the author of numerous published papers on the basic science and clinical testing of the vaccine. Dr. Berd is a board-certified medical oncologist, and received training at the University of Pennsylvania and Yale University School of Medicine.

        Andrés Crespo joined the company as general manager of its Genopoietic subsidiary when it was acquired by the company in 2000. Prior to joining Genopoietic, Dr. Crespo was in charge of biopharmaceutical production for Rhône-Poulenc and later Rhône-Poulenc’s Gencell division, where he was responsible for organizing the coordination of the various Rhône-Poulenc laboratories specializing in gene therapy. Dr. Crespo was also in charge of the GMP production of gene therapy vectors while at Rhône-Poulenc. Dr. Crespo received his M.Sc. and Ph.D. from the University of Toulouse in Pharmaceutical Sciences.

        Henry E. Schea III has been the Director of Quality Systems for AVAX since May 2002. Mr. Schea has over 20 years experience in research, product development, GMP manufacturing and quality control and assurance, with a focus in cell and gene therapies. From 1981 to 1991, Mr. Schea served in various manufacturing and quality control positions at Amgen. From 1991 through 2001, Mr. Schea developed quality systems for new biotech firms including Gene Medicine and Chimeric Therapies. Mr. Schea received his B.S. in Microbial Genetics from the University of Massachusetts in 1976.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth, as of July 18, 2005, certain information regarding the beneficial ownership of the common stock (i) by each person known by the company to be the beneficial owner of more than five percent of the outstanding shares of the common stock, (ii) by each of the company’s named officers (as defined herein) and directors and (iii) by all the company’s executive officers and directors as a group.

Name and Address of Beneficial Owner	Title of Stock	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned (1)

Named Officers and Directors (2)
Richard P. Rainey, C.P.A. (3)	Common Stock	1,142,354	1.81%
Edson D. de Castro (4)	Common Stock	63,101	*
Andrew W. Dahl, Sc.D. (5)	Common Stock	67,222	*
John K.A. Prendergast, Ph.D. (6)	Common Stock	592,149	*
Carl Spana, Ph.D. (7)	Common Stock	190,518	*
David Berd, M.D.	Common Stock	266,621	*
Andrés Crespo (8)	Common Stock	54,688	*
Henry E. Schea III (8)	Common Stock	87,500	*
All executive officers and directors as a group	Common Stock	2,055,344	3.22%
(5 persons) (9)

5% Stockholders
Rock Castle Ventures, L.P. (10)	Common Stock	5,452,630	8.36%
c/o Eric Sato
23822 W. Valencia Boulevard
Suite 202
Valencia, CA 91355

Park Place Columbia LTD (11)	Common Stock	5,405,616	8.37%
Chancery Hall, 52 Reid Street
Hamilton HM 12 Bermuda

Aqua RIMCO LTD (12)	Common Stock	9,558,937	14.76%
1-5-8 Nishi-Shimbashi
Minato-Ku
Tokyo, Japan 105-0003

Firebird Global Master Fund, Ltd. (13)	Common Stock	3,466,667	5.47%
c/o Citco Fund Services (Cayman Islands) Limited
Regatta Office Park, West Bay Road
P.O. Box 31106 SMB
Grand Cayman, Cayman Islands
Attention: James Passin, Director

Yoshinori Shirono (14)	Common Stock	9,558,823	14.76%
Ebisu Prime Square, 1-1-39 Hiroo
Shibuya-ku, Tokyo 150-0012
Japan

CS Equity Fund (Lux) Global Biotech(15)	Common Stock	7,821,666	12.15%
c/o Brown Brothers Harriman
P.O. Box 1536
Pine Street Station
New York, New York 10258

_________________

*Represents less than 1%.

(1)

The percentage of common stock beneficially owned is determined by adding the number of shares of common stock outstanding 61,415,018 as of July 18, 2005 to the number of shares issuable upon conversion of the Series C preferred stock 1,130,755 as of July 18, 2005 plus, for each beneficial owner or group, any shares of common stock that owner or group has the right to acquire within 60 days of July 18, 2005, pursuant to options or warrants.

(2)	The address of the named individuals is c/o AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130.
(3)

Includes 356,250 shares of common stock that Mr. Rainey may acquire within 60 days upon exercise of options held by Mr. Rainey and also includes 393,504 shares and 384,600 warrants owned by a partnership in which Mr. Rainey holds a 50% interest.

(4)	Represents shares of common stock that Mr. de Castro may acquire within 60 days upon the exercise of options held by Mr. de Castro.
(5)	Represents shares of common stock that Dr. Dahl may acquire within 60 days upon the exercise of options held by Dr. Dahl.
(6)

Includes 138,101 shares of common stock that Dr. Prendergast may acquire within 60 days upon exercise of options held by Dr. Prendergast and also includes 261,748 shares and 192,300 warrants owned by Dr. Prendergast.

(7)	Includes 125,601 shares of common stock that Dr. Spana may acquire within 60 days upon the exercise of options held by Dr. Spana.
(8)	Represents shares of common stock that Dr. Crespo and Mr. Schea may acquire within 60 days of the exercise of options held by each individual.
(9)	Consists only of directors and Richard P. Rainey, the sole executive officer of the company as of the date of this proxy statement.
(10)	Includes 2,692,200 warrants owned by Rock Castle Ventures, L.P.
(11)	Includes 2,067,600 warrants owned by Park Place Columbia LTD.
(12)	Includes 2,205,908 warrants owned by Aqua RIMCO LTD.
(13)	Includes 800,000 warrants owned by Firebird Global Master Fund, Ltd.
(14)	Includes 2,205,882 warrants owned by Yoshinori Shirono.
(15)	Includes 1,805,000 warrants owned by CS Equity Fund (Lux) Global Biotech.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s directors, executive officers and holders of more than 10% of the company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. The reporting persons are required by regulations of the SEC to furnish the company with copies of all such filings. Specific due dates for these reports have been established and the company is required to identify those persons who failed to timely file these reports. Based on its review of the copies of filings received by it with respect to the fiscal year ended December 31, 2004, and representations from certain reporting persons, the company believes that all reporting persons complied with the Section 16(a) filing requirements in the year ended December 31, 2004.

EXECUTIVE COMPENSATION

        The following summary compensation table sets forth the compensation earned by the persons serving as the company’s chairman of the board, its chief executive officer and the other named key employees (who were the only other employees of the company who made in excess of $100,000 in 2004) (the “named officers”) for the last three fiscal years. The company has no long-term incentive plans.

        The company’s chairman of the board, Dr. John Prendergast, is not an employee of the company. Dr. Prendergast has served as a director of the company since 1996. Due to the dramatic reduction in the executive staff of the company in 2002, Dr. Prendergast, at the request of the board of directors, has assisted management in certain strategic initiatives and related matters. Because Dr. Prendergast’s compensation has for several years significantly exceeded the customary fees for outside directors due to these services, the board no longer views Dr. Prendergast as an independent director. All extraordinary consulting fees paid to Dr. Prendergast have been approved by the other members of the board, all of whom are independent within the meaning of Nasdaq Rule 4200(a)(15), which is the independence test utilized by the board even though the company’s common stock is no longer listed on Nasdaq. Effective December 1, 2003, the board approved monthly compensation to Dr. Prendergast of $10,500, plus reimbursement of out-of-pocket expenses for consulting services provided by Dr. Prendergast to the company, which consist of not less than five days of service per calendar month.

        Neither Andrés Crespo nor Henry Schea served as an officer of the company in 2003 or 2004. They are included in the following tables because they were key employees of the company who made in excess of $100,000.

Summary Compensation Table

		Annual Compensation		Long Term Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Shares of common stock Underlying Options (#)	All Other Compensation ($)

John K.A. Prendergast, Ph.D. -	2004	$0	$0	190,000	$126,000
Chairman of the Board (1)	2003	0	0	0	120,625
	2002	0	0	0	47,500

Richard P. Rainey, C.P.A. -	2004	$195,000	$0	250,000	0
President and Corporate	2003	182,521	150,000	0	0
Secretary (2)	2002	147,875	0	0	0

Andrés Crespo - General Manager,	2004	$178,758	$0	175,000	0
Genopoeitic (3)	2003	162,621	0	0	0

Henry E. Schea III - Director of	2004	$125,000	$0	100,000	0
Quality Systems	2003	119,792	0	0	0

Dr. David Berd - Chief Medical	2004	$30,000	$0	200,000	0
Officer (4)
_________________
(1)

The other compensation shown for Dr. Prendergast consisted of $11,500 and $4,000 in customary directors’ fees paid in 2002 and 2003, respectively, and $36,000, $116,625 and $126,000 of additional compensation paid for the additional services rendered by Dr. Prendergast as a non-employee director of the company.

(2)

In February 2003, the company paid Mr. Rainey a $150,000 retention bonus to induce Mr. Rainey to remain in employment with the company in view of its then current financial circumstances and prospects. In exchange for this payment, Mr. Rainey agreed to remain an employee of the company for at least the next 12 months in accordance with the terms and conditions of his employment agreement, as amended. At that time, the company and Mr. Rainey entered into a letter agreement amending his employment agreement with the company. The employment agreement, as amended is described below under “Employment Agreement.”

(3)	Compensation is paid in Euro’s, and is shown in US$ at the rate of 1.1316 and 1.2439 U.S.$ to one European Euro for 2003 and 2004 respectively.
(4)	Dr. Berd’s employment commenced November 1, 2004 and his agreement provides for an annual base salary of $180,000.

Option Grants in the Last Fiscal Year

Name and Principal Position	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

John K.A. Prendergast, Ph.D. –	40,000	3.04%	$0.17	01/01/14
Chairman of the Board
	150,000	11.41	0.125	10/01/11

Richard P. Rainey, C.P.A. – President	250,000	19.01	0.125	10/01/11
and Corporate Secretary

Andrés Crespo – General Manager,	175,000	13.31	0.17	02/02/11
Genopoeitic

Henry E. Schea III – Director of	100,000	7.60	0.17	02/02/11
Quality Systems

Dr. David Berd – Chief Medical Officer	200,000	15.21	0.22	11/01/11

        During 2004, 1,240,000 options were granted to employees and directors of the company. The company has not granted any stock appreciation rights. In accordance with the terms of the company’s 2000 Directors’ Stock Option Plan, on January 2, 2004, the four directors of the company were each automatically granted options to purchase 40,000 shares of common stock, at an option exercise price of $0.17 per share. The options vest quarterly over a four-year period of continuing service as a director. Effective February 2, 2004, the company granted 380,000 options to employees pursuant to the 2001 Stock Option Plan. Effective October 1, 2004, the board of directors granted stock options to Mr. Rainey, Dr. Prendergast and Dr. Spana for 250,000, 150,000 and 100,000 shares, respectively, at an option exercise price of $0.125 per share. Effective November 1, 2004, the board of directors granted stock options to Dr. Berd for 200,000 shares at an option exercise price of $0.22 per share in connection with his initial employment by the company. All options vest quarterly over a four-year period of continuing service as an employee or director of the company, as applicable. The option grants to Dr. Prendergast and Dr. Spana reflect the additional demands on those two directors due to the company’s limited executive management team.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

		Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-The-Money Options at December 31, 2004 (1)

Name	Shares Acquired on Exercise (#)	Exercisable	Unexercisable	Exercisable	Unexercisable

John K.A. Prendergast, Ph.D.	-0-	104,976	183,125	$4,103	$38,747
Richard P. Rainey, C.P.A.	-0-	290,000	270,000	3,672	55,078
Andrés Crespo	-0-	32,813	142,188	6,234	27,016
Henry E. Schea III	-0-	65,625	109,375	3,563	15,438
David Berd	-0-	—	200,000	0	42,000

_________________
(1)

Value is based on the difference between the option exercise price and $0.36, the market value of the common stock on December 31, 2004 (based upon the average closing bid and asked prices on the OTC Bulletin Board), multiplied by the number of shares of common stock issuable upon exercise of the options.

Employment Agreements

        Richard P. Rainey.   On February 14, 2005, the company executed a new employment agreement with Richard P. Rainey, which supersedes all prior employment agreements and letters with Mr. Rainey. The new employment agreement is effective as of April 1, 2004, which is the date that his prior employment agreement expired. Pursuant to the terms of the employment agreement, Mr. Rainey continues to serve as president of the company. The initial term of the employment agreement expires March 31, 2007.

        Under the terms of the employment agreement, Mr. Rainey receives a current annual base salary of $200,000 and is entitled to receive a discretionary annual incentive bonus targeted to be 30% of his base salary. Under the new employment agreement, the company granted Mr. Rainey an option to purchase 250,000 shares of common stock under the company’s 2001 Stock Option Plan at an exercise price of $0.125 per share. All such options vest at a rate of 1/16 per quarter over a four-year period, and are exercisable for a period of seven years from their grant date. Mr. Rainey is also entitled to additional stock options at the sole discretion of the company’s board of directors.

        The employment agreement provides that Mr. Rainey is to receive a lump sum payment equal to two times his base salary upon termination of his employment following a change in control, as defined in the employment agreement. Upon termination for any reason other than, (i) following a change of control, (ii) due to Mr. Rainey’s death or to his disability, (iii) by the company for “just cause,” or (iv) by Mr. Rainey for “good reason,” then the company is required to pay Mr. Rainey, as his sole damages for his termination, a lump sum payment equal to his annual base salary. Such amount will not be set-off against amounts earned from alternative employment. In addition, any stock options granted to Mr. Rainey will thereupon become immediately vested. If, at any time prior to March 31, 2007, (i) Mr. Rainey’s employment is terminated by the company with “just cause,” (ii) Mr. Rainey terminates his employment for “good reason,” or (iii) Mr. Rainey’s employment is terminated due to death or disability, the company is required to pay Mr. Rainey, or his estate, his base salary accrued but unpaid as of the date of termination.

        The employment agreement also contains a two-year covenant not to compete (assuming Mr. Rainey is dismissed for cause), a three-year covenant not to disclose confidential information and an 18-month non-solicitation agreement.

    Dr. David Berd.   Effective November 1, 2004, the company entered into an employment letter with Dr. David Berd, under which Dr. Berd was named the company’s chief medical officer. Dr. Berd is the inventor of the AC vaccine technology that the company licenses from Thomas Jefferson University (TJU). Dr. Berd has worked closely with the company as a tenured professor at TJU and a consultant to the company during the 10-year period in which the company has had the AC vaccine in development. Dr. Berd’s initial employment term with the company was for six months, running through April 30, 2005, which has been extended to October 31, 2005. The company is currently negotiating a three-year employment agreement with Dr. Berd.

        Under the terms of the employment letter, Dr. Berd receives a current annual base salary of $180,000 per year, payable pro rata for any partial calendar year for which the company employs Dr. Berd. Pursuant to this employment letter, Dr. Berd was granted an option under the company’s 2001 Stock Option Plan to purchase 200,000 shares of common stock exercisable for seven years at an exercise price equal to $0.22 per share, which was the market value of the common stock as of the effective date of the employment letter. The option vests at the rate of 25% per quarter until the first anniversary of the effective date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On December 4, 2003, the company completed a bridge financing in the aggregate principal amount of $950,000 in a private offering with various institutional and individual investors in reliance upon the exemption from registration in Section 4(2) of the Securities Act of 1933. The company issued $950,000 aggregate principal amount of the company’s 5% Convertible Notes due May 17, 2004, and warrants to purchase an aggregate of 7,115,300 shares of common stock at an exercise price of $0.143 per share. The notes automatically converted on May 21, 2004, in connection with the company’s $3,050,000 private placement of the company’s common stock, into 7.692 shares of common stock of the company for each $1.00 of unpaid principal and interest on the notes on the conversion date (a ratio of $0.13 per share).

        A partnership in which Mr. Rainey, the company’s president, is a 50% partner and Mr. Rainey’s brother is the other 50% partner, purchased $50,000 principal amount of the convertible notes and associated warrants. Dr. Prendergast, the company’s chairman, purchased $25,000 principal amount of the convertible notes and associated warrants. The board of directors approved the participation of both Mr. Rainey and Dr. Prendergast in the bridge financing.

EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by the company. Proxies will be solicited principally through the mails. Further solicitation of proxies from some stockholders may be made by directors, officers and regular employees of the company by telephone, facsimile or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses will be paid for any further solicitation. In addition, the company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the company registered in the name of a nominee. The company will reimburse these people for their reasonable out-of-pocket costs.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

        Stockholders may communicate with the board generally or with a specific director at any time by writing to the company’s corporate secretary at 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130. The secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the board.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2006 must be received by the secretary of the company, at AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130, no later than January 1, 2006, to be eligible for inclusion in the company’s proxy statement and proxy card related to that meeting. Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2006 annual meeting of stockholders, but not for inclusion in the company’s proxy statement. Notice of matters proposed to be brought before the 2006 annual meeting of stockholders must also be received on or before January 1, 2006. The company expects to hold next year’s annual meeting of stockholders in June 2006.

ANNUAL REPORT

        The 2004 annual report to stockholders of the company, which includes the company’s annual report on Form 10-KSB, is included with this proxy statement.

OTHER MATTERS

        The board of directors is not aware of any other matters that will be presented for action at the annual meeting. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

Dated:   August 15, 2005

EXHIBIT A

AVAX TECHNOLOGIES, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Organization

        There will be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee will consist of at least three directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. All of the members of the Audit Committee must be financially literate and at least one member of the Audit Committee must have accounting or related financial management expertise.

Statement of Policy

        The Audit Committee will provide assistance to the corporate directors in fulfilling their responsibility to the stockholders, potential stockholders and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication among the directors, the independent auditor, the internal auditors (if any) and the financial management of the Corporation.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the financial management of the Corporation and the independent auditor. Furthermore, it is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between the financial management of the Corporation and the independent auditor, or to assure compliance with laws and regulations and the Corporation’s business conduct guidelines.

Responsibilities

        In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

Selection & Evaluation of Independent Auditor

1.	Review and recommend to the directors the independent auditor to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries.

2.	Instruct the independent auditor that it is ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the stockholders, and as such, the Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for stockholder approval in any proxy statement).

3.	Ensure the receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and the Corporation, consistent with Independence Standards Board Standard 1.

4.	Discuss with the independent auditor any disclosed relationships or services that may affect the objectivity and independence of the auditor, and take, or recommend that the Board of Directors take, appropriate actions to ensure the independence of the auditor.

5.	Meet with the independent auditor and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

Internal Control Procedures

6.	Review with the independent auditor and financial management, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of the internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of the internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

7.	Consult with the independent auditor and establish, when appropriate, the internal audit function of the Corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of the plans with the independent auditor.

Financial Disclosure & Accounting Principles

8.	Provide that financial management and the independent auditor discuss with the Audit Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates from the perspective of income, asset, and liability recognition, and whether those principles are common practices or not.

9.	Determine and discuss with the independent auditor and financial management, with regard to new transactions or events, the reasoning for the appropriateness of the accounting principles and disclosure practices adopted by the Corporation.

10.	Review with the Corporation’s legal counsel and the independent auditor, legal compliance matters including corporate securities trading policies, and any legal matter that could have a significant impact on the organization’s financial statements.

Financial Statements & SEC Filings

11.	Review with financial management and the independent auditor the Corporation’s annual financial statements and related footnotes, the independent auditor’s audit of the financial statements and related report, any significant changes in the audit plan, any serious difficulties or disputes with management encountered during the course of the audit and any other matters related to the conduct of the audit that are required to be communicated to the Audit Committee under generally accepted auditing standards.

12.	Review with financial management and the independent auditor the Corporation’s annual report on Form 10-K before it is filed with the SEC or other regulators.

13.	Review with financial management and the independent auditor the Corporation’s quarterly reports on Form 10-Q before they are filed with the SEC or other regulators.

14.	Review all other filings with the SEC containing the Corporation’s financial statements before they are filed with the SEC or other regulators.

Other

15.	Provide sufficient opportunity for the independent auditor and financial management to meet with the members of the Audit Committee without other members of management present. Among the items to be discussed in these meetings are the independent auditor’s evaluation of the Corporation’s financial, accounting and auditing personnel, and the cooperation that the independent auditor received during the course of the audit.

16.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

17.	Review and update the Audit Committee’s Charter annually.

18.	Investigate any matter brought to the Audit Committee’s attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment that is appropriate.

19.	Perform all other functions as assigned by law, the Corporation’s Certificate of Incorporation or bylaws, or the Board of Directors.

*    *    *

EXHIBIT B

AVAX TECHNOLOGIES, INC.

PROCEDURES REGARDING NOMINATIONS AND CORPORATE GOVERNANCE

(As adopted on June 14, 2005)

        The following procedures are designed to assist the board of directors in fulfilling its responsibilities to govern AVAX Technologies, Inc. (the “Company”) in a manner consistent with the interests of its stockholders. These procedures govern (i) organization and membership of the board of directors; (ii) structure, composition and operations of the Company’s various committees; (iii) succession planning for key officers and employees of the Company; (iv) establishing and maintaining the Company’s corporate governance policy; and (v) dealing with all other matters related to corporate governance and the rights and interests of the Company’s stockholders.

Procedures Governing Nominations to the Board of Directors

        All functions regarding nominations of individuals to the board of directors will be carried out by the members of the board determined by the Company to be “independent” under applicable SEC and NASDAQ rules. The independent directors will meet at least once per year and at such additional times as necessary to carry out its nominating responsibilities. All meetings and actions taken by the independent directors shall be pursuant to the Company’s bylaws, including the provisions regarding notice of meetings, waivers of notice, action by written consent, and related matters.

        The independent directors will keep a record of all actions taken at meetings. The independent directors will select a representative to present the actions of the independent directors and answer questions, if any, at the next regularly scheduled meeting of the board.

        Objectives

        The independent directors have the following responsibilities and objectives with respect to the nominating process:

•	Develop a board that provides management with experienced and seasoned advisors that meet the qualification of directors established by the board from time to time;
•	Make recommendations to the board regarding all nominees for board membership, whether for the slate of director nominees to be proposed by the board to the stockholders or any director nominees to be appointed by the board to fill interim director vacancies;
•	Review director candidates submitted by stockholders;
•	Conduct the appropriate and necessary inquiries into the backgrounds, qualifications and independence of possible candidates;
•	Review periodically the membership of each committee of the board and recommend committee assignments to the board, including rotation, reassignment or removal of any committee member; and
•	Determine, acting through the chairman and the chief executive officer, the effect of a change in the reputation of character and integrity, interests, or employment status of a director and, if necessary or appropriate, request the board to consider and accept the resignation of a director.

        Qualifications of Director Candidates

        The independent directors will evaluate and select nominees based on their ability to fulfill the duties of care and loyalty to the Company’s stockholders. To be considered for nomination to the board of directors by the independent directors, an individual should:

•	Be of the highest character and integrity and have an inquiring mind, the willingness to ask hard questions and the ability to work with others;
•	Be free of any conflict of interest that would violate applicable laws or regulations or otherwise interfere with the individual’s ability to perform properly his or her duties as a director;
•	Be willing to devote sufficient time to the Company’s affairs and diligently fulfill his responsibilities as a director;
•	Have substantial experience in the one or more areas of business, education or government service that will provide value to the overall board of directors; and
•	Have the capacity and desire to represent the best interests of the stockholders as a whole.

        Nominating Procedures

        At each required annual meeting of the independent directors, the independent directors will follow the following processes in making nominations to the board of directors:

•	Evaluate each new director candidate, whether recommended by management, a third party search firm, another director or directors, or a stockholder or group of stockholders, and each incumbent director pursuant to the objectives and qualifications listed above, or such other objectives and qualifications as the independent directors then determine to be relevant.
•	Upon careful consideration and evaluation recommend that the board nominate or re-nominate each individual nominee.
•	Evaluate current committee membership and recommend members for each committee of the Company.
•	Submit its recommended candidates to the board of directors and applicable committees.

        Ongoing Responsibilities

        The independent directors should monitor the performance of each director based on the general criteria provided herein and any specific criteria created by the independent directors. The independent directors should identify any problem areas and seek appropriate resolutions, including asking for a director’s resignation or removal. The independent directors should develop and periodically evaluate orientation guidelines and continuing education guidelines for directors so that each director is fully aware of his or her duties as well as the general business plan of the Company.

Evaluation and Successor Planning for Key Management Personnel

        The independent directors (either as a group or acting through the Compensation Committee) will assist the board of directors in evaluating the performance and other factors related to the retention of the chief executive officer and other key executive officers. In addition, the independent directors will develop and periodically review and revise a management succession plan to ensure a smooth transition when the chief executive officer or other key management retires or resigns.

Corporate Governance

        The independent directors (either as a group or acting through the Compensation Committee) have the following additional responsibilities with respect to corporate governance:

•	Regularly review issues and developments related to corporate governance trends and issues and formulate and recommend governance standards to the board;
•	Review and make recommendations to the board regarding the Company’s responses to stockholder proposals;
•	Make recommendations to the board regarding committee structure and delegated responsibilities to be included in the charter of each board committee;
•	Annually review and oversee board and board committee evaluation process and evaluate and recommend any revisions to board and committee meeting policies and logistics;
•	Consider and recommend changes in the size of the board;
•	Review on an annual basis director compensation and benefits;
•	Oversee and review on a periodic basis the orientation program for new directors and the continuing education program for existing directors; and
•	Retain and/or terminate outside advisors, including any search firm to be used to assist the independent directors in identifying director candidates, and approve the advisors’ or search firm’s fees and other retention terms.

#     #     #

AVAX TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, September 13, 2005
10:00 a.m.

2000 Hamilton Street, Suite 204
Philadelphia, Pennsylvania 19130

AVAX Technologies, Inc. 2000 Hamilton Street Suite 204 Philadelphia, Pennsylvania 19130	proxy

This proxy is solicited by the board of directors for use at the annual meeting on September 13, 2005.

The undersigned hereby appoints Richard P. Rainey proxy with full power of substitution to vote all shares of common stock and Series C convertible preferred stock of AVAX Technologies, Inc. of record in the name of the undersigned at the close of business on July 18, 2005, at the annual meeting of stockholders of AVAX Technologies, Inc. to be held on September 13, 2005, or at any adjournment or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side)

(Fold and Detach Here)

MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of Directors:	01 Edson D. de Castro 02 Andrew W. Dahl, Sc.D. 03 John K.A. Prendergast, Ph.D.	04 Carl Spana, Ph.D.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Transact any other business properly introduced at the meeting.

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)

(Fold and Detach Here)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date ___________________________________

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.